MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Employment Agreement of Kevin Miller

Chief Financial Officer

AGREEMENT EFFECTIVE JANUARY 1, 2019

By and between:	MONMOUTH REAL ESTATE INVESTMENT CORPORATION,
A Maryland Corporation (“Corporation”)

And:	Kevin Miller (“Employee”)

Corporation desires to employ Employee to the business of the Corporation and Employee desires to be so employed. The parties agree as follows:

1.	Term of Employment.

a.	Corporation agrees to employ Employee and Employee agrees to be employed in the capacity of Chief Financial Officer for a term of three (3) years effective January 1, 2019 and terminating December 31, 2021. Thereafter, the term of this Employment Agreement shall be automatically renewed and extended for successive one-year periods except that either party may, at least ninety (90) days prior to such expiration date or any anniversary thereof, give written notice to the other party electing that this Employment Agreement not be renewed or extended, in which event this Employment Agreement shall expire as of the expiration date or anniversary date, respectively.

b.	In the event of a merger of the Corporation, sale or change of control, defined as voting control (under any such circumstance referred to as a “Change of Control”), Employee shall have the right to extend and renew this Employment Agreement so that the expiration date will be three years from the date of the Change of Control. Alternatively, Employee shall have the right to terminate this Agreement and shall be entitled to receive one year’s base salary in accordance with paragraph 1c below. Any combination of MONMOUTH REAL ESTATE INVESTMENT CORPORATION and UMH PROPERTIES, INC. shall not be considered a Change of Control.

c.	If there is a termination of employment by the Corporation for any reason, either involuntary or voluntary, including the death of the Employee, other than a termination for cause as defined herein, Employee shall be entitled to the greater of the base salary due under the remaining term of this Agreement or one year’s base salary at the date of termination, paid monthly over the remaining term or life of this Agreement. Provided, however, that in the event of a termination in connection with a Change of Control, said termination shall not be considered for cause.

d.	If employment is terminated or not renewed by the Corporation, and Employee is a Director of the Corporation, Employee will be presumed to have resigned the directorship. Provided, however, that the terms of this paragraph shall not apply in the event of a termination in connection with a Change of Control.

e.	In addition to any other compensation afforded herein, provided that Employee is actively employed by the Corporation as of the consummation of a Change of Control, Employee shall be entitled to a transaction bonus consistent with the terms of the Corporation’s Executive Management Transaction Bonus Plan, which Plan shall be approved by the Corporation’s Compensation Committee.

2.	Time and Efforts.

Employee shall diligently and conscientiously devote his time and attention and use his best efforts in the discharge of his duties as Chief Financial Officer of the Corporation.

3.	Board of Directors.

Employee should at all times discharge his duties in consultation with and under the supervision of the Board of Directors of the Corporation.

4.	Compensation.

Corporation shall pay to Employee as compensation for his services a base salary, which shall be paid in such intervals as salaries are paid generally to other executive officers of the Corporation, as follows:

a.	For the year beginning January 1, 2019 and ending on December 31, 2019, the base salary shall be $520,000.00 annually;

b.	For the year beginning January 1, 2020 and ending on December 31, 2020, the base salary shall be $546,000.00 annually;

c.	For the year beginning January 1, 2021 and ending on December 31, 2021, the base salary shall be $573,300.00 annually;

The Employee shall be entitled to purchase and/or maintain a disability insurance policy providing up to 60% of his salary and commencing 90 days after the date of disability. During the first 90 days following the date of disability, Employee’s salary will continue to be paid by the Corporation. Thereafter, the Employee will receive lost wages from the disability policy. The Corporation will reimburse the Employee for the cost of such insurance. As an alternative to long-term disability, Employee shall have the option to purchase and/or maintain, and be fully reimbursed for, a short-term disability policy on terms to be approved by the Corporation.

5.	Bonuses and Stock Options/Restricted Stock.

Bonuses shall be measured from the appropriate fiscal year-end audited financial statements as approved by management.

A.	Annual Equity Market Cap Growth:

1) 10% growth - $20,000; 2) 15% growth - $30,000; 3) 20% growth - $40,000

Growth must be over the benchmark amount which is based upon the closing share price on the last day of the fiscal year, multiplied by the diluted shares outstanding on that same day verses the closing share price on the last day of the previous fiscal year multiplied by the diluted shares outstanding on that same day.

B.	AFFO per Diluted Share Growth: to be paid each year over the 3 year term provided the following growth rates are achieved:

1) 5% growth - $25,000; 2) 10% growth - $37,500; 3) 15% growth - $50,000; 4) 20% growth - $75,000

Growth must be over the benchmark amount which is the AFFO per diluted share generated by the Company during the current fiscal year versus the prior fiscal year. Additionally, Core FFO must be equal to, or in excess of, the common dividend for AFFO growth bonuses to be paid.

C.	Dividend per Share Growth: to be paid each year over the 3 year term provided the following growth rates are achieved: 1) 5% growth - $75,000; 2) 10% growth - $100,000; 3) 15% growth - $125,000.

Growth must be over the benchmark amount which is the per share dividend rate paid by the Company during the current fiscal year versus the prior fiscal year.

D.	Restricted Stock.

The restricted stock grants shall be made following fiscal year end, after the compensation committee has had a reasonable amount of time to review the audited fiscal year end financials.

Restricted Stock Grant potential of 12,500 shares per year

Criteria	Amount of shares	Evaluation metric	Approved by BOD
Achievement of any of the individual goals (above)	50% = 6,250 shares	Discretion of Compensation Committee w/BOD Approval
Discretion of Compensation Committee w/BOD Approval	50% = 6,250 shares	Based on overall performance of the Company (AFFO per share growth, acquisitions, total return performance and any item the compensation committee deems relevant)

Subject to the exceptions associated a “Change of Control”, Employee must be employed on each of the above dates in order for the Stock Grant associated with that date to vest as set forth herein.

In addition, bonuses may be paid at the discretion of the Compensation Committee of the Board of Directors or the President of the Corporation.

Employee shall be entitled to participate in the Corporation’s Stock Option Plan, including any grants of restricted stock and/or stock options, upon terms and conditions approved by the Corporation and subject to approval of the Stock Option Committee.

6.	Expenses.

Corporation will reimburse Employee for reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

7.	Vacation.

Employee shall be entitled to take four (4) paid weeks of vacation per year and the same holidays as provided for the other members of the staff.

8.	Pension.

Employee, at his option, may participate in the 401-k plan of the Corporation, according to its terms.

9.	Life and Health Insurance Benefits.

Employee shall be entitled during the term of this Agreement to participate in all health and dental insurance and group life insurance benefit plans providing benefits generally applicable to the employees of the Corporation as may be modified from time to time.

10.	Termination

This Employment Agreement may be terminated by the Corporation at any time by reason of the death or disability of Employee or for cause, or for any reason other than discrimination or retaliation. A termination “for cause” shall mean a termination of this Employment Agreement by reason of a good faith determination by a majority of the Board of Directors of the Corporation or the President of the Corporation that Employee, by engaging in fraud or willful misconduct, a) failed to substantially perform his duties with the Corporation (if not due to death or disability), or b) has engaged in conduct, the consequences of which are materially adverse to the Corporation, monetarily or otherwise. “Disability” shall mean a physical or mental illness which, in the judgment of the Corporation after consultation with the licensed physician attending the Employee, impairs the Employee’s ability to substantially perform his duties under this Employment Agreement as an employee, and as a result of which he shall have been absent from his duties with the Corporation on a full time basis for six (6) consecutive months. The termination provisions shall not, in any way, affect the disability benefits provided for in this Employment Agreement.

11.	Arbitration and Damages Limitation

It is expressly agreed by all parties to this Agreement that any dispute between the parties will be determined by binding arbitration performed under the rules of the American Arbitration Association. It is expressly agreed that in no event can the Employee seek damages exceeding one year’s base salary. This provision applies to any and all claims arising from Employee’s employment, except for matters solely and directly related to Workers Compensation Insurance.

12.	Indemnification and Attorneys’ Fees.

The Corporation agrees to indemnify the Employee from any and all lawsuits filed directly against the Employee by a third party in his capacity as Employee and/or Director of the Corporation. The Corporation will pay all attorneys’ fees and costs to defend the Employee from any such lawsuits.

13.	Notices

All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as either may designate in writing to the other party:

Corporation:	Monmouth Real Estate Investment Corporation
Juniper Business Plaza
3499 Route 9 North, Suite 3D
Freehold, New Jersey 07728

Employee:	Kevin Miller
(address on file)

14.	Governing Law.

This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey.

15.	Entire Contract.

This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This agreement may be amended only in writing signed by both parties hereto.

16.	Modification and Waiver

No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereof, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.	Successors

This Agreement shall be binding on the Corporation and any successor to any of its businesses or assets. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18.	Severability

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provisions herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

19.	Headings

Headings used in this Employment Agreement are for convenience only and shall not be used to interpret its provisions.

Signature Page Follows

IN WITNESS WHEREOF, Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

(SEAL)	MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Brian H. Haimm
BRIAN H. HAIMM
Chairperson, Compensation Committee

By:	/s/ Kevin Miller
KEVIN MILLER
Employee

Dated: January 2, 2019